INVESTMENT ADVISORY AGREEMENT

                               Mellon FUNDS TRUST
                                 200 Park Avenue
                            New York, New York 10166





                                                                 June 14, 2000
                                                      (Amended effective as of
                                                            December 16, 2002)


Mellon Fund Advisers, a division of
The Dreyfus Corporation
200 Park Avenue
New York, New York  10166


Dear Sirs:

            The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

            The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in the Prospectuses and Statements of Additional Information of the Series as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its investment adviser.

            In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

            Subject to the supervision and approval of the Fund's Board, you will provide investment management of the Fund's portfolio in accordance with the investment objectives and policies of the Series as stated in their respective Prospectuses and Statements of Additional Information as from time to time in effect. You will furnish to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting the Series and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

            You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

      In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee with respect to each Series at the annual rate specified on Schedule 1 hereto. For that purpose, the value of the net assets of each Series and the net asset value per share shall be computed in the manner specified in the Fund's charter documents and computed on such days and at such time or times, and otherwise in the manner, as described in the then-current Prospectus and Statement of Additional Information with respect to each Series. The fee for the period from the date of the commencement of the public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

            You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or any affiliate of you, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, office facilities, data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, stationery and office supplies, preparation of reports to the Fund's stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities, calculation of the net asset value of the Fund's shares, insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

            The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

            In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

            You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, or employee of the Fund, shall be deemed, when acting in the capacity of officer, Board member, or employee of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

            This Agreement shall continue until the date (the "Reapproval Date") set forth on Exhibit A hereto (and, if the Fund has Series, a separate Reapproval Date shall be specified on Exhibit A for each Series), and thereafter shall continue automatically for successive annual periods ending on the day (the "Reapproval Day") of each year set forth on Exhibit A hereto, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of the Fund or, as to any relevant Series, such Series, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of the Fund's or, as to any relevant Series, such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act).

            The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies), and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "MPAM," "Mellon Private Asset Management," or "Dreyfus" in any form or combination of words.

            This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

            If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                                Very truly yours,


                                                MELLON FUNDS TRUST




                                                By: /s/David F. Lamere
                                                    --------------------
                                                    David F. Lamere
Accepted:


Mellon Fund Advisers, a division of
THE DREYFUS CORPORATION


By: /s/Lawrence Keblusek
    --------------------
    Lawrence Keblusek



(page)


                                   SCHEDULE 1



                                                           Annual Fee as
                                                           a Percentage
                                                           of Average
                                                           Daily Net
Name of Series                                             Assets
-------------------------------------------------          ---------

Mellon Large Cap Stock Fund                                 0.65%

Mellon Income Stock Fund                                    0.65%

Mellon Mid Cap Stock Fund                                   0.75%

Mellon Small Cap Stock Fund                                 0.85%

Mellon International Fund                                   0.85%

Mellon Emerging Markets Fund                                1.15%

Mellon Bond Fund                                            0.40%

Mellon Intermediate Bond Fund                               0.40%

Mellon Short-Term U.S. Government Securities Fund           0.35%

Mellon National Intermediate Municipal Bond Fund            0.35%

Mellon National Short-Term Municipal Bond Fund              0.35%

Mellon Massachusetts Intermediate Municipal Bond Fund       0.35%

Mellon Pennsylvania Intermediate Municipal Bond Fund        0.50%


(page)


                                   SCHEDULE 1
                                   (continued)



                                                              Annual Fee as
                                                              a Percentage
                                                              of Average
                                                              Daily Net
Name of Series                                                Assets
--------------------------------                           ---------------------


Mellon Balanced Fund                                            *

Mellon Money Market Fund                                      0.15%

Mellon National Municipal Money Market Fund                   0.15%









Revised: December 16, 2002
--------------

* Mellon Balanced Fund's proposed investment advisory fee will be calculated at the rate of .65% applied to that portion of its average daily net assets allocated to direct investments in equity securities, .40% to that portion of its average daily net assets allocated to direct investments in debt securities, and .15% to that portion of its average daily net assets allocated to money market instruments and underlying Mellon Funds.

                                    Exhibit A


Name of Series                      Reapproval Date          Reapproval Day
--------------                      ---------------          --------------


Mellon Large Cap Stock Fund         June 1, 2003                  June 1

Mellon Income Stock Fund            June 1, 2003                  June 1

Mellon Mid Cap Stock Fund           June 1, 2003                  June 1

Mellon Small Cap Stock Fund         June 1, 2003                  June 1

Mellon International Fund           June 1, 2003                  June 1

Mellon Emerging Markets Fund        June 1, 2003                  June 1

Mellon Bond Fund                    June 1, 2003                  June 1

Mellon Intermediate Bond Fund       June 1, 2003                  June 1

Mellon Short-Term U.S.
Government Securities Fund          June 1, 2003                  June 1

Mellon National Intermediate
Municipal Bond Fund                 June 1, 2003                  June 1

Mellon National Short-Term
Municipal Bond Fund                 June 1, 2003                  June 1

Mellon Massachusetts Intermediate
Municipal Bond Fund                 June 1, 2003                  June 1

Mellon Pennsylvania Intermediate
Municipal Bond Fund                 June 1, 2003                  June 1

Mellon Balanced Fund                June 1, 2003                  June 1

Mellon Money Market Fund            June 1, 2004                  June 1

Mellon National Municipal Money
Market Fund                         June 1, 2004                  June 1


Revised: December 16, 2002